THE BANCORP, INC. 409 Silverside Road Wilmington, DE 19809

, 2009

VIA EMAIL AND CERTIFIED MAIL

RE: Investor Rights Agreement dated as of June 12, 2002

Dear Bancorp, Inc. stockholder:

     You are receiving this letter because you hold shares of Series A preferred stock of The Bancorp, Inc. (the “Company”) that you purchased in the Company’s 2002 private placement. In connection with your purchase, you became a party to the Investor Rights Agreement dated as of June 12, 2002 (the “Agreement”). At the time the Agreement was entered into, the Company was not publicly traded on a securities exchange, it did not file documents with the Securities and Exchange Commission, and the shares you purchased were restricted and thus very difficult to sell or transfer. The Agreement was established in order to provide you with liquidity for your investment.

     The Company’s common stock has now been traded on the NASDAQ Global Select Market (formerly the NASDAQ National Market) for almost 5 years and it has filed reports with the Securities and Exchange Commission that entire time. Because (i) shares of the Company’s common stock are now actively traded, (ii) you have held the Series A preferred stock for a sufficient length of time and (iii) the Series A preferred stock is convertible into shares of common stock without paying any consideration, then the shares of common stock that your Series A preferred stock is convertible into may be freely traded and you don’t require the rights and protections afforded to you by the Agreement.

     Accordingly, we respectfully request your consent to the following amendment that will set a termination date for the Agreement. With your consent, Article VII of the Agreement will be amended by adding the following Section 7.5:

7.5	Termination. This Agreement and all rights hereunder shall terminate and no longer be of any force or effect at 5:00 p.m. on July 15, 2009.

     The Agreement provides that it may be amended only upon the prior written consent of the Company and you.

     On behalf of The Bancorp, Inc., I thank you for your past and continued support of our company.

Very truly yours,

Betsy Z. Cohen, Vice Chairman and Chief Executive Officer of The Bancorp, Inc.

AGREED to and ACCEPTED this ___ day of , 2009

By: Name: Title: